CODE OF ETHICS

The Acadia Mutual Funds (the “Trust”)

and

Acadia Mutual Funds Management, LLC (the “Adviser”)

1.	Introduction and Standards of Business Conduct

This Code of Ethics (the “Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies.  Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws, as defined below. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Trust and the Adviser are collectively referred to herein as “Acadia”.

Acadia seeks to foster a reputation for integrity and professionalism.  To further that goal we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities laws and the fiduciary duties owed to our clients (including the Trust and its shareholders).

As fiduciaries, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients. Our clients’ interests are paramount and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined below, are expected to behave as fiduciaries with respect to our clients.  This means that each must render disinterested advice, protect client assets (including nonpublic information about a client or a client’s account) and act always in the best interest of our clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Acadia must not:

•	employ any device, scheme or artifice to defraud a client;

•

make to a client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client;

•	engage in any manipulative practice with respect to a client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to their personal advantage or to the detriment of a client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1  However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the appropriate Chief Compliance Officer (“CCO”).

1

Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 204(4)-7 and the Trust’s policies and procedures adopted pursuant to 1940 Act Rule 38a-1, as they may exist from time to time.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.

Access Persons include: (1) any director, trustee, officer or general partner of the Trust or the Adviser; (2) any employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to the Trust or its adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities by the Trust; and (5) any other person who the CCO determines to be an Access Person.[2]

 2

The CCO will inform all Access Persons of their status as such.

B.

Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.

Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 5.C. of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.

Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as described on form ADV, Part I, Schedule A and/or the Trust’s Chief Compliance Officer as designated and approved by the Trust’s Board of Trustees or their respective designee(s), as applicable.  In general, the term “CCO” or “relevant CCO” means, in the first instance, the CCO responsible for or appointed with respect to the Acadia entity for which a Supervised person or Access Person is primarily engaged.  In the event the relevant CCO is unavailable, another CCO may perform the required action.

E.

Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.

Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.

Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised the Adviser are included within the term “Limited Offering”.

H. I.

Portfolio Manager means any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

J.

Reportable Fund means: (1) any registered investment company advised by the Adviser; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Acadia entity.  Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

K.

Reportable Security means any security, including Exchange Traded Funds (“ETFs”),  as defined in Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.  For greater clarity, and to ease administration of the Code, any ETF, regardless of its form of organization, shall be considered a Reportable Security for all purposes under this Code.  For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”[3], is used for compliance with both Rule 204A-1 and Rule 17j-1.

3

Covered Security under Rule 17j-1 means any security as defined in 1940 Act Section 2(a)(36) except: (1) direct obligations of the Government of the Untied States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end investment companies.

L.

Supervised Person of the Adviser means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	Substantive Restrictions

A.

Blackout Period. No Access Person shall buy or sell a Reportable Security on the same day any client has a pending buy or sell order in that same security until that order is purchased or withdrawn.  The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.  No Portfolio Manager may buy or sell a Reportable Security within seven (7) days before or after any trades in the security are made for client accounts.

B.

IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee in the form attached as Exhibit A, as described in Section 5, below. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a client. Any decision to acquire the issuer’s securities on behalf of a client shall be subject to review by Access Persons with no personal interest in the issuer.

C.

Gift and Entertainment Policy. Acadia seeks to work with service providers and clients based primarily on factors such as the quality of services provided, rather than on extraneous considerations such as gifts or relationship aspects not relevant to service quality.

On occasion, Access Persons or Supervised Persons may be offered non-cash gifts or entertainment by clients, broker-dealers, other service providers or vendors, or other persons not affiliated  with Acadia who may be in a position to do business with Acadia.  Access Persons or Supervised Persons may not accept cash gifts, or extraordinary or extravagant gifts or entertainment.  You may accept gifts of a nominal value (i.e., no more than $100 annually from one person) such as food baskets or promotional items such as pens or mugs.  For reasons such as to maintain good working relationships and service quality, you may accept invitations to participate in customary business meals and/or other entertainment if both you and the giver are present and the entertainment is not exclusive or extravagant (e.g., routine sporting events or theatrical productions that are not premiere events).  You may not solicit gifts or entertainment from anyone.  Please do not accept gifts or entertainment that could raise any questions or be embarrassing to you or Acadia if made public.

Access Persons or Supervised persons may not give a gift that has a fair market value greater than $100 per year to persons associated with securities or financial organizations, exchanges, broker-dealers, publicly traded companies, commodity firms, news media, or clients of Acadia.  You may provide reasonable entertainment to these persons if both you and the recipient are present and the entertainment is not exclusive or extravagant.  Please do not give gifts or entertainment that could raise any questions or be embarrassing to you or Acadia if made public.

Acadia may request information from Access Persons or Supervised Persons relating to gifts/entertainment activities.  Please ask the CCO if you have questions about gifts or entertainment.

D.

Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons and Supervised Persons may not engage in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our clients.

E. F.

Transactions in Mutual Funds. When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” the Trust violates our policies and that “front-running” client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties. Additionally, purchases and sales of Reportable Funds are subject to the Reporting Requirements set forth in Section 5.C., below.

Short Swing Profits.  Access Persons may not profit from the purchase and sale or the sale and purchase of the same or equivalent Reportable Securities within sixty calendar days.  Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than sixty calendar days.  This prohibition applies to all Reportable Securities, not just those held in client accounts.

G.

Fair Treatment. Access Persons must avoid taking any action which would favor one client or group of clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

H.

Service on Boards and Other Business Activities.  Access Persons may not serve on the board of directors or in a similar capacity for any for-profit company or other for-profit organization that is the type of company in which the Adviser might reasonably consider investing for clients without the Adviser’s written approval.  Approval generally will be granted only if the Adviser believes that board service is consistent with the best interests of the Adviser’s clients.  If service on the board or in a similar capacity is authorized, you and the Adviser may need to follow certain procedures to ensure that you and the Adviser do not obtain or misuse confidential information.  The Adviser also may require you to show that any securities you receive from the for-profit company or organization are appropriate compensation.

Access Persons should consider their fiduciary responsibilities under the Code when accepting outside employment arrangements or involvement in outside business activities.  Any questions should be directed to the relevant CCO.

4.  Violations and Waivers

A.

Forfeitures. Any profits derived from securities transactions in violation of paragraphs 3.A. or B., shall be forfeited and may be paid to one or more clients or Reportable Funds for the benefit of the client(s) or, if the client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Trustees) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Trustees, as applicable. Gifts accepted in violation of paragraph 3.C. shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our clients.

B.

Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

C.	Waivers. The relevant CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

5.	Pre-clearance and Reporting Procedures

A.

Pre-clearance of IPOs and Limited Offerings. Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in IPOs and Limited Offerings. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to such person because of his or her position with Acadia. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours.

B.

Pre-clearance Exceptions. Pre-clearance requirements do not apply to purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or purchases or sales which are non-volitional on the part of the Access Person. Access Persons should consult the CCO if there are any questions about whether either of the exemptions listed above applies to a given transaction.

C.	Required Reports.

(1)

Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)

the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)

the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)

Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as

Exhibit C.[4] Access Persons must submit a report each quarter, even if no reportable transaction occurred during that quarter. If no reportable transactions occurred, the Access Person should indicate this fact in the form. Access Persons should indicate on the form that, if true, no reportable transactions occurred.

Transactions reports must contain the following information:

4

For ease of administration, Access Persons are requested to submit quarterly reports within 15      days following the end of each calendar quarter.

(a)

the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

 (3)    Brokerage Accounts.  Access Persons must disclose all brokerage accounts to the CCO and provide duplicate account statements and confirms to the CCO.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 5.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

E.

Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account.

F.

Prohibition on Self Pre-clearance. No Access Person shall pre-clear his or her own trades, review his or her own reports or approve his or her own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transactions, an appropriate officer of the Adviser will perform such actions as are required of the CCO by this Code.

G.	Pre-clearance and Reporting Exception for Independent Trustees.

(1)

Pre-clearance. Trustees who are not “interested persons” of the Trust within the meaning of 1940 Act Section 2(a)(19) (“Independent Trustees”) are exempt from the Access Person pre-clearance requirements.

(2)

Reporting. Independent Trustees are exempt from the initial and annual holdings reports; but are not exempt from certain quarterly transaction reports. Independent Trustees must submit to the CCO a quarterly transaction report in the form attached as Exhibit D not later than thirty (30) days after the end of each calendar quarter with respect to any Reportable Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as such, should have known that, during the 15-day period immediately before or after the date of the Reportable Securities transaction, a client account purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a client account.  If the Independent Trustee has no Reportable Security to report, he or she shall submit a negative report.

6.	Code Notification and Certifications

The CCO shall provide notice to all Access Persons and Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person and Supervised Person annually. Additionally, each Access Person and Supervised Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person and Supervised Person shall make the certification contained in Exhibit E. Annual certifications are due within ten (10) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons and Supervised Persons attending.

7.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed, initialed and dated by the relevant CCO or a designee on a periodic basis.

B.

Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the Adviser’s President and to the Trust’s Board of Trustees (“Board”), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President or, if violations relate to the Trust, by the Board.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.

Sanctions for violations of the Code include verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CEO or the Board.

8.	Reports to the Board; Board Review

No less frequently than annually, the CCO shall submit to the Board a written report (1) describing any issues arising under the Code relating to the Trust since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code, and (2) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it.

The Board shall consider reports made to it pursuant to Section 7.B. and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 4.A., should be imposed for the material violations reported. Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator. The Board shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 4.A. to be paid to any affected funds or whether a charity should be designated to receive such forfeitures.

The Board shall review the Code and the operation of these polices at least once a year.

9.	Recordkeeping and Review

This Code, any written prior approval for an IPO or Limited Offering transaction given pursuant to Section 5.A. of the Code, all certifications of the receipt of the Code or any amendment thereto, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Trust’s or the Adviser’s records, as appropriate, for the periods and in the manner required by Rules 17j-1 and 204A-1. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section 6. Material amendments to the Code may be made at any time.

Effective Date: April 1, 2010.

Appendix A

Reportable Funds:

Acadia Mutual Funds consists of one series:

The Acacia Principal Conservation Fund

EXHIBIT A

Acadia Mutual Funds

Acadia Mutual Funds Management, LLC

Personal Trading Request and Authorization Form

Access Person Name:

Person on Whose Behalf Trade is Being Done (if different):

Broker:                                          Brokerage Account Number:

Reportable Security:                                                                   Ticker Symbol or CUSIP:

                                         Company Name, Type of Security

Number of Shares or Units:	Price per Share or Unit:

Approximate Total Price:	Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Acadia Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.*

a.m.
p.m.
CCO	Date	Time

*

All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

 Acadia Code:  Transaction Pre Clearance Form                Effective as of: _____, 2010

EXHIBIT B

Acadia Mutual Funds

Acadia Mutual Funds Management, LLC

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person

within 10 days of becoming an Access Person and

on                      of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

Acadia Code: Holdings Report	Effective as of : ___, 2010

EXHIBIT C

Acadia Mutual Funds

Acadia Mutual Funds Management, LLC

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

Please return this form within 15 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE WRITE NONE

OR N/A IN THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Acadia’s Code of Ethics:

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

PLEASE CHECK ONE BOX AND COMPLETE IF NECESSARY

¨

During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

¨

During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

Acadia : Quarterly Report	Effective as of: ____, 2010

EXHIBIT D

Acadia Mutual Funds

Acadia Mutual Funds Management, LLC

Independent Trustee — Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

Please return this form within 30 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE CHECK THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I knew at the time of the transaction or, in the ordinary course of fulfilling my official duties as Trustee, should have known that, during the 15-day period immediately before or after the date of the Reportable Securities transaction, a client account (such as the Trust) purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a client account.

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

PLEASE CHECK BOX AS APPLICABLE

¨	During the quarter no transactions in the nature described above occurred.

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

Acadia Code: Quarterly Report	Effective as of: ___, 2010

EXHBIT E

Acadia Mutual Funds

Acadia Mutual Funds Management, LLC

Certification of Receipt and Compliance

This form must be completed by each Access Person

within 10 days of becoming an Access Person;

within 10 days after the end of each calendar year thereafter;

and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Acadia’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I: (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:
(Please print clearly or type)

Signature:

Date:

Acadia Code: Certification Form	Effective as of: _____, 2010